JOHN HANCOCK BOND TRUST

CLASS C SHARES

AMENDMENT TO DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

AMENDMENT made as of the 26th  day of June, 2013 to the Distribution Plan Pursuant to Rule 12b-1 dated July 1, 2009 by and between John Hancock Bond Trust and John Hancock Funds, LLC (“the Plan”).

1.               CHANGES TO SCHEDULE A

Schedule A to the Plan is hereby amended, in accordance with Paragraphs 6 and 9 of the Plan, to add the following series and fee schedule:

Series	Fee*
John Hancock Global Conservative Absolute Return Fund	1.00%

* Expressed as a Percentage of Average Daily Net Assets of Class C shares

2.      EFFECTIVE DATE

This Amendment shall become effect as of the date first mentioned above.

3.            DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Plan.

4.   OTHER TERMS OF THE PLAN

Except as specifically amended hereby, all of the terms and conditions of the Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

GARS99m5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, pursuant to Rule 12b-1, as of the day and year set forth below.

                                                                              JOHN HANCOCK BOND TRUST

 On behalf of each series of the Trust, as applicable

                                                                              By:      /s/ Hugh McHaffie

                                                                                          Hugh McHaffie

                                                                                          President

Agreed and assented to:

JOHN HANCOCK FUNDS, LLC

By:   /s/ Andrew G. Arnott

         Name: Andrew G. Arnott

         Title: President and Chief Executive Officer

DATED AS OF:  June 26, 2013